Exhibit 5.1

August 5, 2013

VIA ELECTRONIC MAIL

InterCloud Systems, Inc.
331 Newman Springs Road
Building 1, Suite 104
Red Bank, New Jersey 07701

Re:	InterCloud Systems, Inc. Registration Statement on Form S-1 (File No. 333-185293)

Ladies and Gentlemen:

We have acted as special counsel to InterCloud Systems, Inc., a Delaware corporation (the “Company”).  In so acting we have examined the Registration Statement on Form S-1 (File No. 333-185293), as amended (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and which includes 300,000 shares of Common stock subject to an over-allotment option granted by the Company to the underwriters. The Shares are to be sold by the Company pursuant to an underwriting agreement among the Company and the Underwriters named therein (the “Underwriting Agreement”), the form of which has been filed as Exhibit 1.1 to the Registration Statement. The term “Shares” shall include any additional shares of Common Stock registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that is a part of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws of the State of Delaware or of any other jurisdiction.

InterCloud Systems, Inc.
August 5, 2013

Based upon on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that when (i) the Registration Statement has been declared effective by the Commission pursuant to the Securities Act; (ii) a duly appointed committee of the Board of Directors of the Company determines the price per share of the Shares; (iii) the Underwriting Agreement has been duly executed and delivered; and (iv) certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement at a price per share approved by the Company’s Board of Directors or a duly authorized committee thereof, the issuance of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Pryor Cashman LLP